Exhibit 1

Nissin Information

June 20, 2005

1.   Operating Results as of May 31, 2005

     Nissin, with a new company structure, has continued to improve marketing efficiency in the current fiscal year through establishing a governing structure of marketing-intensive loan offices, relocating personnel, and other measures. Recent trends for loans receivable are shown in the table below. We believe that an increase in operating assets such as assets held for leases and purchased loans receivable and expansion of business networks based on mid- to long-term group strategy are significant, and we are very confident about our ability to achieve earnings forecasts for the current fiscal year. Consolidated recurring profit for the 2 months ended May 31, 2005 exceeded our forecast, and we believe that we can meet all our stakeholders’ expectations.

	(In millions of yen, except percentages)
				% change
	3/2005	4/2005	5/2005	from 3/2005
NIS Group’s Main Operating Assets	178,144	179,928	179,766	0.9%
Of which assets for SMEs	112,181	113,421	114,171	1.8%

* Assets for SMEs are the sum of the assets below less loans to consumers, purchased loans receivable, and real estate for sale.

				% change
	3/2005	4/2005	5/2005	from 3/2005
Total loans receivable	149,240	149,248	148,778	-0.3%
Loans to small business owners	98,808	99,327	99,541	0.7%
Small business owner loans	58,961	58,702	57,800	-2.0%
Business Timely loans	20,862	21,274	22,044	5.7%
Secured loans	18,811	18,763	19,496	3.6%
Notes receivable	173	228	198	14.9%
Loans to consumers	50,432	49,920	49,237	-2.4%
Wide loans	47,604	47,063	46,335	-2.7%
Consumer loans	2,827	2,856	2,902	2.6%

* Bankrupt, delinquent and doubtful loans receivable are included in the above receivables.

				% change
	3/2005	4/2005	5/2005	from 3/2005
Assets held for leases and installment loans	5,756	6,184	6,369	10.7%

* Assets held for leases and installment loans are mainly assets of NIS Lease Co., Ltd.

* Installment loans represent the amounts of total installment loans less the amounts of unrealized revenue from installment loans.

				% change
	3/2005	4/2005	5/2005	from 3/2005
Purchased loans receivable and real estate for sale	15,531	16,586	16,357	5.3%

* Purchased loans receivable and real estate for sale are mainly assets of Nissin Servicer Co., Ltd. and NIS Property Co., Ltd.

				% change
	3/2005	4/2005	5/2005	from 3/2005
Guaranteed loans outstanding	7,616	7,908	8,259	8.4%

* Amounts for guaranteed loans outstanding include accrued interest.

     (For details, please refer to our Monthly Data for May 2005.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept./TEL:03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

Nissin Information

2.   Participation in the New York Stock Exchange Global Opportunities Conference

     Nissin Co., Ltd. was invited to the Global Opportunities Conference hosted by the New York Stock Exchange, participated in the conference at the Harvard Club in New York City on May 10, 2005 and presented its business strategies and directions to institutional investors.

3.   Notice of Proposal to Approve Issuance of Stock Options in the Form of New Share Subscription Rights

     At a meeting of the Board of Directors, it was resolved that Nissin Co., Ltd. would submit a proposal requesting approval of the issuance of new share subscription rights as stock options.

     (For details, please refer to the press release issued on May 30, 2005.)

4.   [Correction] Condensed Statements of Consolidated and Non-consolidated Financial Results for the Year Ended March 31, 2005 (Japanese GAAP)

     Nissin Co., Ltd. announced that it made certain corrections on the unaudited condensed statements of consolidated and non-consolidated financial results for the year ended March 31, 2005 (Japanese GAAP), released on May 9, 2005.

     (For details, please refer to the press release issued on June 6, 2005.)

     (The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept./TEL:03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp